Exhibit 11.1


 BAB HOLDINGS, INC.
 CALCULATION OF EARNINGS PER SHARE
 YEARS ENDED NOVEMBER 30, 1996 AND 1995




                                                   1996             1995
                                             ---------------    ---------------


PRIMARY

     Net Loss                                    (320,844.00)       (435,760.00)
     Less pref. stock dividend                          --            (4,000.00)
        Net loss applicable to                ---------------    ---------------
           common shareholders                   (320,844.00)       (439,760.00)
                                              ===============    ===============

     Weighted average share outstanding            7,366,645          3,382,916

     Net loss per common share               $       (0.0436)   $       (0.1300)




FULLY DILUTED

     Net loss                                    (320,844.00)       (435,760.00)
     Less pref. stock dividend                          --            (4,000.00)
     Add back "as if" stock dividend                    --             4,000.00
     Bond interest exp. on "as if" conv               566.00           6,525.00
                                             ===============    ===============
        Net loss applicable to
           common shareholders                   (320,278.00)       (429,235.00)
                                             ===============    ===============

     Weighted average shares outstanding           7,420,538          3,560,257

     Net  loss per common share,
        fully diluted                        $       (0.0432)   $       (0.1206)